Exhibit 9.01

February 4, 2016

Gray Fox Petroleum Corporation
Daniel Sobolewski
1015 Twin Lakes Road
Longwood, Florida 32750

To Whom It May Concern,

Please be advised that on January 23, 2016 Grey Fox Holdings Corporation purchased three (3) Graffiti Junktion franchises.

Best Regards,

/s/ Greg Peters
Greg Peters
President